Transfer Agreement of Land Use Right
                              (English Translation)

Transferor: Deli Du
Transferee: Bazhou Deli Solar Energy Heating Co. Ltd.

      Through friendly consultation and on the basis of equality and mutual benefit, the parties enter into the following agreements in compliance with the relevant laws and regulations:

      1. The subject of transfer: the land use right of the piece of land located on the north of Jinbao Road of Bazhou City, which occupies an area of 816 square meters; the land use right expires on June 3, 2051.

      2. The transfer price: RMB20,000, effective within 30 days after the signatory date.

      3. The transferor will assist the transfer in processing the relevant procedures and registration documents.

      4. The transferee shall comply with all the national laws and relevant administrative regulations within the term of the land use right, it shall also operate its business in accordance with relevant laws and regulations and shall independently assume all the legal responsibilities in connection with its business activities.

      This agreement comes into effect upon the signing of both parties.


Transferor: /s/ Deli Du    Transferee: Bazhou Deli Solar Energy Heating Co. Ltd.
            ------------                   (Corporate Seal)
             Deli Du

Date: October 17, 2005